EXHIBIT 16.1

[Grant Thornton LLP Letterhead]

December 3, 2004

U.S. Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Form 8-K of Robotic Vision Systems, Inc., dated December 3, 2004, and we agree with the statements made therein, except that we have no basis to agree or disagree with the last sentence of paragraph three.

Yours truly,

/s/ Grant Thornton LLP